Exhibit 99.1

IMAC Holdings Expands into Louisiana with

Acquisition of Baton Rouge

Orthopedic Business

Allen Johnston, M.D. Joins IMAC as a Medical Director,

Expanding Company’s Footprint, Expertise in Sports Medicine

BRENTWOOD, Tenn - October 4, 2021 (GLOBE NEWSWIRE) — IMAC Holdings, Inc. (Nasdaq: IMAC) (“IMAC” or the “Company”), a provider of innovative medical advancements and care specializing in regenerative and rehabilitative orthopedic treatments without the use of surgery or opioids, today announces its expansion into Louisiana with the acquisition of the Louisiana Orthopaedic & Sports Rehab Institute (LOSI), located in Baton Rouge.

LOSI is a practice management company serving the Baton Rouge community since 1988. LOSI’s founder, Allen Johnston, M.D., will continue to see patients at 1940 O’Neal Lane and join IMAC as a Medical Director, expanding the company’s in-house expertise in orthopedic and sports medicine. Dr. Johnston graduated from the Louisiana State University School of Medicine in New Orleans in 1979 and specializes in Orthopedic Surgery and Orthopedic Trauma Surgery.

LOSI was acquired on October 1, 2021, for an undisclosed combination of cash and common stock, consistent with IMAC transaction multiples.

“We are very pleased to further expand IMAC’s growing footprint into Louisiana where Dr. Allen Johnston and his practice at the Louisiana Orthopaedic & Sports Rehab Institute represent the perfect blend of capabilities, patient coverage and service excellence to complement IMAC’s service offerings,” stated Jeff Ervin, IMAC’s CEO. “This partnership and Dr. Johnston’s new role as Medical Director are a testament to the continued execution on our model to grow IMAC with outpatient clinics that have compelling fundamentals and growth opportunities. We strongly believe in the value that IMAC provides to its clients, and we embrace the opportunity to extend that value to a new set of orthopedic patients who we believe can benefit from our approach to movement-restricting conditions.”

The center will join other IMAC Centers which access IMAC’s acute injury service line providing physicians, lawyers, and referral sources a toll-free hotline for around-the-clock access to schedule patients with acute sports, accident, and work-related injuries. This enables early and appropriate assessment of acute injuries for proper medical management.

“I’m very energized and enthusiastic about LOSI partnering with IMAC for continuing exceptional care in Baton Rouge. I am excited to share my experience with the other medical directors at IMAC to collaborate and execute growth initiatives for the company,” added Dr. Johnston.

IMAC Regenerative Centers have long demonstrated strong patient rehabilitative outcomes. IMAC announced results of clinical data analysis in May 2021 which showed approximately 81% of IMAC patients reported improvement in movement. IMAC analyzed functional disabilities primarily affecting the knees, lower back, neck, shoulders, hips, legs, and ankles. Data was collected from patients during initial examinations, re-examinations and at discharge intervals during patients’ course of care. IMAC examined patient functional improvement following treatment at IMAC Regeneration Centers between 2017 and the first quarter of 2021 utilizing standardized disability indexes.

About IMAC Holdings, Inc.

IMAC Holdings owns and manages health and wellness centers that deliver sports medicine, orthopedic, and life science therapies for movement restricting diseases. IMAC is comprised of three business segments: outpatient medical centers, the BACKSPACE, and a clinical research division. With treatments to address the aging population, IMAC Holdings owns or manages more than 15 outpatient medical clinics and has partnered with several active and former professional athletes, including Ozzie Smith, David Price, Mike Ditka, and Tony Delk to promote a minimally-invasive approach to sports medicine. IMAC’s the BACKSPACE retail spine health and wellness treatment centers deliver chiropractic care within Walmart locations. IMAC’s research division is currently conducting a Phase I clinical trial evaluating a mesenchymal stem cell therapy candidate for bradykinesia due to Parkinson’s disease. For more information visit www.imacholdings.com

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Safe Harbor Statement

This press release contains forward-looking statements. These forward-looking statements, and terms such as “anticipate,” “expect,” “believe,” “may,” “will,” “should” or other comparable terms, are based largely on IMAC’s expectations and are subject to a number of risks and uncertainties, certain of which are beyond IMAC’s control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the skills and experience necessary to meet customers’ requirements, and its ability to protect its intellectual property. IMAC encourages you to review other factors that may affect its future results in its registration statement and in its other filings with the Securities and Exchange Commission. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will in fact occur.

Contact:

IMAC Press Contact:

Laura Fristoe

lfristoe@imacrc.com

Investor Relations:

Bret Shapiro

(516) 222-2560

brets@coreir.com